Exhibit 10.2

FOURTH LEASE EXTENSION AGREEMENT

Building #6

1360 O’Brien Drive

Menlo Park, California 94025

THIS FOURTH LEASE EXTENSION AGREEMENT (this “Agreement”) is made and entered into on June 20, 2011 by and between MENLO BUSINESS PARK, LLC, a California limited liability company (“Lessor”), and DEPOMED, INC., a California corporation (“Lessee”).

RECITALS

A.            Lessor and Lessee entered into a Lease dated February 4, 2000, as modified by that certain Lease Extension Agreement dated April 30, 2003, as further modified by that Second Lease Extension Agreement dated July 28, 2006, and as further modified by that Third Lease Extension Agreement dated March 18, 2008 (collectively, the “Lease”) of the premises referred to as Building #6 located at 1360 O’Brien Drive, Menlo Park, California 94025, more particularly described on Exhibit “A” attached to the Lease and incorporated by reference herein (the “Premises”).  The Premises contain approximately 20,624 rentable square feet of space.

B.            The expiration date of the extended term of the Lease is January 31, 2012.  Lessor and Lessee wish to extend the expiration date of the term of the Lease, subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             Defined Terms.  Terms defined in the Lease and used in this Agreement shall have the meaning ascribed to them in the Lease.

2.             Extension of Term.  The term of the Lease is hereby extended for a period of twelve (12) calendar months commencing on February 1, 2012 and ending on January 31, 2013 (the “Fourth Extension Term”).  The Fourth Extension Term shall be upon all of the same terms and conditions of the Lease, except that the Monthly Base Rent payable by Lessee to Lessor during the Fourth Extension Term shall be as set forth in Paragraph 3 hereof.  Lessee shall have no further option to extend the Lease.

3.             Monthly Base Rent.  Lessee shall pay to Lessor Monthly Base Rent during the Fourth Extension Term, in monthly installments in advance on a triple net basis in lawful money of the United States, $53,622.40 per month.  Monthly Base Rent for any partial month shall be prorated on the basis of the number of calendar days in such month.

4.             Additional Rent; Operating Expenses and Taxes.  In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 3 above, Lessee shall pay to Lessor during the Fourth Extension Term, as Additional Rent, Operating Expenses and Taxes pursuant to Paragraph 5 of the Lease.

5.             Condition of the Premises.  Lessee is currently in possession of the Premises and is conducting business thereon pursuant to the Lease.  Lessee agrees to accept the Premises in its “as is” condition at the commencement of the Fourth Extension Term.  Lessee acknowledges that Lessor has not inspected the Premises as a condition to entering into this Agreement. Accordingly, Lessee agrees that the execution and delivery of this Agreement by Lessor shall not constitute the approval by Lessor of any alterations to the Premises of which Lessor lacks actual knowledge, or the waiver by Lessor of any provisions of the Lease relating to alterations.

6.             Security Deposit.  Lessor acknowledges that Lessor has received from Lessee and is currently holding the sum of Seventy Eight Thousand Fifty One and 40/100 Dollars ($78,051.40) in cash (the “Security Deposit”), as security for Lessee’s faithful performance of Lessee’s obligations under the Lease.  Lessor shall continue to hold the Security Deposit during the remainder of the initial term and during the Third Extension Term pursuant to Paragraph 7 of the Lease.

7.             Real Estate Brokers.  Lessor shall pay a leasing commission to Tarlton Properties, Inc., who has acted as exclusive leasing agent for Lessor in connection with this Agreement, pursuant to a separate agreement between Lessor and said broker.  Lessor shall also pay leasing commissions to GVA Kidder Mathews, who have acted as leasing agents for Lessee in connection with this Agreement, pursuant to an agreement between Lessor and said brokers.  Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Agreement other than the above named brokers.  Each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

8.             Notices.  Paragraph 24, Notices, of the Lease is amended to read as follows:

“24.         Notices.  All notices, statements, demands, requests, or consents given hereunder by either party to the other shall be in writing and shall be personally delivered or sent by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed to the parties as follows:

Lessor:	Menlo Business Park, LLC c/o Tarlton Properties, Inc. 1530 O’Brien, Suite C Menlo Park, CA 94025 Attention: John C. Tarlton Telephone: (650) 330-3600

Lessee:	DepoMed, Inc. 1330 O’Brien Drive Menlo Park, California 94025 Attention: General Counsel Telephone: (650)462-5900

All such notices or other communications given hereunder shall be addressed to the parties to such other address as either party may have furnished to the other as a place for the service of notice.  Notices shall be deemed given upon receipt or attempted delivery where delivery is not accepted.”

9.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.           Continuing Effect.  The parties acknowledge that the Lease remains in full force and effect as amended hereby, and with the initial term extended as provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

“LESSOR”

MENLO BUSINESS PARK, LLC,
a California limited liability company

By:	/s/J.O. Oltmans, II
J. O. Oltmans, II, Manager

By:	/s/James R. Swartz
James R. Swartz, Manager

“LESSEE”

DEPOMED, INC.,
a California corporation

By:	/s/James A. Schoeneck
James A. Schoeneck, President & CEO

By:	/s/Tammy Cameron
Tammy Cameron, VP Finance